EXHIBIT 12




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

                                   Avnet, Inc.
               Computation of Ratios of Earnings to Fixed Charges


                                                                  Fiscal year ended                            Fiscal quarter ended
                                     --------------------------------------------------------------------      --------------------
                                     June 30,        June 28,        June 27,      June 26,       July 2,      Oct. 2,      Oct. 1,
                                       1995            1996            1997         1998(1)       1999(2)      1998(3)      1999(4)
                                       ----            ----            ----         -------       -------      -------      -------
                                                                    (Dollar amounts in thousands)
Income before
  income taxes..................     $243,374        $325,039        $313,419     $267,346       $375,291     $28,671      $39,390
Add fixed charges...............       31,473          33,441          33,766       48,982         61,768      15,472       12,188
                                     --------         -------        --------      -------        -------
Income as adjusted..............     $274,847        $358,480        $347,185     $316,328       $437,059     $44,143      $51,578
                                      =======         =======         =======      =======        =======      ======       ======

Fixed charges:
  Interest on indebtedness......      $23,175         $25,916         $26,076      $39,988        $52,096     $13,148       $9,866
  Amortization of
    debt expense................          324             149             165          252            449          37          127
  Rents:
   Portion of rents
     representative of the
     interest factor ...........        7,974           7,376           7,525        8,742          9,223       2,287        2,195
                                       ------          ------          ------      -------        -------     -------      -------
Total fixed charges.............      $31,473         $33,441         $33,766      $48,982        $61,768     $15,472      $12,188
                                       ======          ======          ======       ======         ======      ======       ======

Ratio of earnings to
 fixed charges..................          8.7            10.7            10.3          6.5            7.1         2.9          4.2
                                          ===            ====            ====          ===            ===         ===          ===
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Notes:
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(1)      Income  before  income  taxes for the fiscal year ended June 26,  1998, includes (a) the gain on the sale of Channel Master  amounting to $33.8 million, (b) costs relating to the divestiture of Avnet Industrial, the closure of Avnet's corporate  headquarters in Great Neck, New York, and the loss on the sale of  Avnet-owned  real  estate,  amounting to $13.3
         million  in  the  aggregate,   and  (c)  incremental   special  charges
         associated  principally with the  reorganization of Avnet's  Electronic
         Marketing  group  amounting to $35.4  million.  Had such one-time items
         (amounting to $14.9 million pre-tax, net) not been included,  the ratio of earnings to fixed  charges for the year ended June 26,  1998,  would have been 6.8 on a pro forma basis.

(2) Income before income taxes for the fiscal year ended July 2, 1999, includes (a) incremental special charges associated primarily with the reorganization of the European portion of Avnet's Electronics Marketing group, amounting to $26.5 million, and (b) the net gain from the sale of Allied Electronics amounting to $252.3 million, offset in part by charges of $42.8 million recorded in connection with the intended disposition of the Avnet Setron catalog operation in Germany. Had such one-time items (amounting to $183.0 million pre-tax, net) not been included, the ratio of earnings to fixed charges for the year ended
         July 2, 1999, would have been 4.1 on a pro forma basis.





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(3)      Income  before  income taxes for the fiscal  quarter  ended  October 2,
         1998, includes  incremental  special charges associated  primarily with the  reorganization  of the  European  portion of  Avnet's  Electronics
         Marketing group,  amounting to $26.5 million. Had such one-time charges not been  included,  the ratio of  earnings  to fixed  charges  for the quarter  ended  October  2,  1998,  would  have been 4.6 on a pro forma basis.

(4) Income before income taxes for the fiscal quarter ended October 1, 1999, includes incremental special charges associated primarily with the final phase of the reorganization of the European portion of Avnet's Electronics Marketing group, amounting to $6.1 million. Had such one-time charges not been included, the ratio of earnings to fixed charges for the quarter ended October 1, 1999, would have been 4.7 on a pro forma basis.